Exhibit 99.1

Hawkeye Digital Partners with Securitize to Tokenize Its Shares

As public markets move onchain, issuer-sponsored tokenized shares of Hawkeye Digital will be available to eligible investors on Ethereum through Securitize’s regulated platform

MIAMI BEACH, FL – November 06, 2026 – Hawkeye Digital, Inc. (OTC: HWKE) (“Hawkeye” or the “Company”), a publicly traded private equity incubator and merchant banking platform, today announced a partnership with Securitize Corp. (NYSE: SECZ) to tokenize the Company’s common stock on Ethereum. The partnership will provide eligible shareholders a new way to own Hawkeye: real shares, held in digital form, on modern infrastructure.

Unlike synthetic tokens or wrapped products, the tokenized shares will be the same HWKE common stock that trades on OTC Markets. They will carry the same rights as all other common shares, including dividends and voting.

“Tokenization is one of the most important shifts in capital markets infrastructure in decades, and we believe it will become standard for public companies. We’d rather help shape that future than wait for it. Securitize has been instrumental in proving that tokenization works at institutional scale, and its work with some of the world’s largest asset managers has set the benchmark for the industry,” said David Wachsman, President of Hawkeye. “As a firm that invests in and advises businesses at the forefront of the frontier economy, we see tokenizing our own stock with Securitize as a natural extension of what we do.”

Transfers of tokenized shares between eligible holders can settle onchain in near real time, rather than through traditional settlement cycles. Each tokenized holding is recorded onchain and reconciled to the Company’s official shareholder register, making ownership transparent and easy to verify.

“Part of our responsibility to shareholders is making sure they benefit from where markets are heading, not just where they’ve been,” said Hawkeye Chairman Martin Sumichrast. “Tokenization lets us offer that while keeping everything they value intact: the same HWKE stock, the same rights, and full choice over whether to participate.”

“Issuer-sponsored tokenization is fast becoming the standard for public companies, and the momentum is clear, from our role as NYSE’s first digital transfer agent to the growing number of issuers joining our platform. Hawkeye is part of that shift: real stock, tokenized at the source, with its official register intact. We’re excited to help bring their shareholders onchain,” said Billy Miller, COO of Securitize.

Shareholders who want to hold tokenized shares will first move their shares from their brokerage account into direct registration with the transfer agent. From there, they can convert to tokenized form through Securitize’s platform after completing standard identity verification and anti-money-laundering checks. They can also convert back to book-entry form, subject to applicable procedures.

Tokenized shares will be held and transferable within Securitize’s regulated environment. Hawkeye’s common stock will continue to trade on the OTC Markets under the ticker HWKE. Participation is entirely optional, and shareholders who prefer to keep their shares in a brokerage account do not need to take any action.

Tokenized HWKE is expected to become available in 2027. More information, including a shareholder guide covering eligibility and step-by-step onboarding, will be published at www.hwke.com.

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About Hawkeye Digital, Inc.

Hawkeye Digital, Inc. (OTC: HWKE) (“Hawkeye”) is a publicly traded private equity incubator and merchant banking platform investing in and advising businesses embracing digital assets, future finance, and frontier technologies.

For more information, please contact:

350 Lincoln Road, 2nd Floor Miami Beach, FL 33139 United States

Phone: +1 (800) 576-4953

Website: www.hwke.com

Investor Relations: ir@hwke.com

Media Contact: hawkeye@wachsman.com

About Securitize

Securitize Corp. (NYSE: SECZ), the leading platform for tokenized assets with approximately $5B in Tokenized Assets on Platform as of September 30, 2026, is bringing the world onchain through tokenized assets, working with top-tier asset managers such as Apollo, BlackRock, BNY, Hamilton Lane, KKR, VanEck and others. It is the only company operating regulated digital-securities infrastructure in both the U.S. and EU, and has been named to the Forbes 2026 Fintech 50 and CNBC World's Top Fintech Companies 2026 lists.

For more information, please visit:

Website  |  X/Twitter  |  LinkedIn

Securitize Contacts:

Press:

Tom Murphy

press@securitize.io

Investor Relations:

Sam Ross

investor.relation@securitize.io

Source: Securitize (NYSE: SECZ) (XNYS:SECZ)

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy, no relevant operating history in corporate advisory or the crypto and digital asset industry, our common stock trading on the OTC Markets, and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price.

Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our dependence on third-party suppliers and partners; our ability to attract, integrate, and retain key personnel; our need for and ability to obtain substantial additional funds; our ability to identify and make profitable investments; risks related to the crypto and digital asset industry; government regulation; competition; as well as other risks described in our SEC filings. Important factors that may cause the actual results to differ from those expressed within may include, but are not limited to: the success or failure of Hawkeye’s efforts to market any of its services; Hawkeye’s ability to attract and retain quality employees; the effect of changing economic and geopolitical conditions; increased competition; and the ability of Hawkeye to obtain adequate debt or equity financing. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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